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As filed with the Securities and Exchange Commission on August 26, 2003
Registration No. 333-107946

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

LATTICE SEMICONDUCTOR CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	93-0835214 (I.R.S. Employer Identification Number)

5555 N.E. Moore Court
Hillsboro, Oregon 97124-6421
(503) 268-8000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Stephen A. Skaggs
Chief Financial Officer
Lattice Semiconductor Corporation
5555 N.E. Moore Court
Hillsboro, Oregon 97124-6421
(503) 268-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John A. Fore, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Zero Coupon Convertible Subordinated Notes due July 1, 2010	$184,000,000	84.5%	$155,480,000	$12,579(2)

Common Stock, $0.01 par value	15,255,532(2)	(3)	(3)	(4)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average bid and asked prices of the Zero Coupon Convertible Subordinated Notes due 2010 on the PORTAL Market on August 11, 2003.

(2)
Previously paid.

(3)
Includes 15,255,532 shares of common stock issuable upon conversion of the notes at the initial conversion rate of approximately 82.9105 shares of our common stock for each $1,000 principal amount of notes. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(4)
Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED August 26, 2003

LATTICE SEMICONDUCTOR CORPORATION

$184,000,000

(aggregate principal amount)

Zero Coupon Convertible Subordinated Notes due July 1, 2010 and
the Common Stock Issuable Upon Conversion of the Notes

        We issued the notes in a private placement in June 2003. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes. We will not receive any proceeds from this offering.

        The notes are issued only in denominations of $1,000 and integral multiples of $1,000 and mature on July 1, 2010. You may convert your notes into 82.9105 shares of our common stock, subject to certain adjustments.

        We will not pay interest on the notes; however, because they were issued to their initial holders with original issue discount, subject to certain exceptions, the notes will continue to accrue original issue discount taxable as ordinary interest income. The notes are subordinated.

        We may redeem the notes at the times and at the prices specified in this prospectus. In the event of a change in control, you may require us to repurchase any notes held by you.

        The notes are not listed on any securities exchange or included in any automated quotation system. The notes are eligible for The PORTAL® Market. Our common stock is traded on the Nasdaq National Market under the symbol "LSCC." On August 25, 2003, the last reported sale price for our common stock on the Nasdaq National Market was $8.09 per share.

        Investing in the securities involves a high degree of risk. See "Risk Factors" beginning on page 7.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2003

        You should rely only on the information incorporated by reference or provided in this prospectus or a prospectus supplement or amendment. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or a prospectus supplement or amendment is accurate as of any date other than the date on the front of the documents.

i

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by us with the Securities and Exchange Commission, or the "SEC," are incorporated by reference into, and are attached to and made part of, this prospectus:

  •
  the description of our common stock contained in our registration statement on Form 8-A, filed on September 27, 1989, including any amendments or reports filed for the purpose of updating such description;

  •
  the Annual Report on Form 10-K for the fiscal year ended December 29, 2002, including the information incorporated by reference from our definitive proxy statement relating to our 2003 annual meeting of stockholders;

  •
  Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2003, filed on May 12, 2003;

  •
  Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2003, filed on August 8, 2003;

  •
  Our current report on Form 8-K, filed on June 17, 2003.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following:

  Investor Relations Department
  Lattice Semiconductor Corporation
  5555 N.E. Moore Court
  Hillsboro, Oregon 97124-6421
  Telephone: (503) 268-8000

        We are also incorporating by reference all documents filed with the SEC by us pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to termination of the offering made hereby. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

        Our common stock is traded on the Nasdaq National Market under the symbol "LSCC." You may inspect reports and other information concerning us at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1005.

ii

SUMMARY

        This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, included or incorporated by reference in this prospectus. You should read the full text of, and consider carefully the more specific details contained in, this prospectus before investing in the notes. Unless the context otherwise indicates, as used in this prospectus, the terms "Lattice," "we," "us," and "our" means Lattice Semiconductor Corporation and its subsidiaries.

        Lattice Semiconductor Corporation designs, develops and markets high performance programmable logic devices, or PLDs, and related software. Programmable logic devices are widely-used semiconductor components that can be configured by end customers as specific logic circuits, and thus enable shorter design cycle times and reduced development costs. Our end customers are primarily original equipment manufacturers in the communications, computing, industrial, automotive, medical, consumer and military end markets. In January 2002, we acquired the field programmable gate array, or FPGA, business of Agere Systems, Inc. This acquisition increased our share of the PLD market, accelerated our entry into the FPGA segment and provided us with additional technical employees and intellectual property.

        Manufacturers of electronic systems are increasingly challenged to bring differentiated products to market quickly. These competitive pressures often preclude the use of custom-designed application specific integrated circuits, or ASICs, which generally entail significant design risks and time delay. Standard logic products, an alternative to custom-designed ASICs, limit a manufacturer's flexibility to adequately customize an end system. PLDs address this inherent dilemma. PLDs are standard products, purchased by systems manufacturers in a "blank" state, that can be custom configured into a virtually unlimited number of specific logic functions by programming the device with electrical signals. PLDs give system designers the ability to quickly create custom logic functions to provide product differentiation without sacrificing rapid time to market. Certain PLD products, including our own, are reprogrammable, meaning that the logic configuration can be modified, if needed, after the initial programming. ISP™ and XP PLDs, pioneered by us, extend the flexibility of standard reprogrammable PLDs by allowing the system designer to configure and reconfigure logic functions using system power supplies and without removing the PLD from the system board.

        Since 1992, we have focused on developing a leadership portfolio of complex PLD, or CPLD, products and increasing the percentage of our overall revenue derived from this attractive market. At present, we offer the industry's broadest line of CPLDs based on our numerous families of ispLSI® and ispMACH™ products. In the future, we plan to continue to introduce new families of innovative CPLD products, as well as improve the performance and reduce the manufacturing cost of our existing product families based on market needs. Our newest CPLD product families use innovative architectures and are targeted towards the low voltage portion of the market. We believe that our multiple families of leadership CPLD products provide us a competitive advantage in this market.

        In 2002, we entered the FPGA market as a result of our acquisition of the FPGA business of Agere and the introduction of an internally developed product family. At present we offer three FPGA product families within our ORCA® product portfolio. These products are targeted toward the mainstream FPGA market. In addition, we currently offer a family of field programmable system chips, or FPSCs. FPSCs, which combine generic FPGAs with embedded intellectual property cores on a single programmable chip, offer customers the ability to quickly implement complex system- level designs in a flexible manner. Recently we introduced two new product families based on our innovative XP, or extended programmability technology. The ispXPGA™ family, based on register-intensive architecture, targets traditional FPGA designs. The ispXPLD™ family, based on a hybrid architecture, combines the benefits of a wide-input CPLD logic cell with the availability of abundant memory resources. We also offer an additional product family, ispGDX®, that targets a unique aspect of the programmable logic market. This family extends in-system programmability to the circuit board level using an innovative digital cross-point switch architecture. In the future, we plan to introduce new families of innovative, high performance and higher density FPGAs.

        We also have programmable analog and programmable mixed signal products in our portfolio as we believe these devices provide an opportunity to extend our proprietary technology to an untapped potential market. Our two device ispPACPOWR family allows designers to easily meet the challenges of sequencing and managing the multiple power supplies prevalent within today's advanced systems. Our five device ispPAC® family extends in-system programmability to the analog market. The intuitive silicon architecture and easy to use software of our ispPAC products allow designers to quickly and easily implement custom designs.

        All of our digital products are supported by our ispLEVER™ 3.0 software development tool suite. This latest version of ispLEVER software supports our CPLD product families, our acquired Agere FPGA and FPSC product families and our newest XP product families.

        We also offer the industry's broadest line of low-density CMOS PLDs based on our 18 families of products offered in over 200 speed, power, package and temperature range combinations.

        We sell our products directly to end customers through a network of independent manufacturers' representatives and indirectly through a network of independent distributors. We also employ a direct sales management and field applications engineering organization to support our end customers and indirect sales resources.

        Our manufacturing strategy has been to procure silicon wafers for our products from leading manufacturers under current purchase orders and long-term agreements. This strategy allows us to focus our internal resources on product, process and market development, and eliminates the fixed cost of owning and operating manufacturing facilities. We are also able to take advantage of the ongoing advanced process technology development efforts of semiconductor foundries. In addition, all of our assembly operations and most of our test operations are performed by outside suppliers. We perform certain test operations and reliability and quality assurance processes internally. We have achieved an ISO 9001 quality certification, which is an indication of our high internal operational standards. We source silicon wafers from our foundry partners, Seiko Epson in Japan, United Microelectronics Corporation in Taiwan and Chartered Semiconductor Manufacturing, Ltd. in Singapore, pursuant to agreements with each company and their respective affiliates. We negotiate wafer volumes, prices and other terms with our foundry partners and their respective affiliates on a periodic basis.

        Lattice was incorporated in Oregon in 1983 and reincorporated in Delaware in 1985. Our principal offices are located at 5555 N.E. Moore Court, Hillsboro, Oregon 97124, our telephone number is (503) 268-8000 and our website can be accessed at www.latticesemi.com. Information contained on our website does not constitute part of this prospectus.

        "ispLSI," "ispGDX," "ispMACH," "ispPAC," "ispXPGA," "ispXPLD," "ispLEVER," "E2CMOS," "ISP," "LATTICE SEMICONDUCTOR CORPORATION," and "L LATTICE SEMICONDUCTOR CORPORATION," including the design and the symbol "L" in the form appearing on the cover page of this prospectus, are trademarks of Lattice Semiconductor Corporation. Other brands, names and trademarks contained in this prospectus are the property of their respective owners.

THE OFFERING

        The following is a brief summary of some of the terms of the notes offered for resale in this prospectus. For a more complete description of the terms of the notes, see the section entitled "Description of the Notes" in this prospectus.

Securities Offered	$184,000,000 principal amount of Zero Coupon Convertible Subordinated Notes due July 1, 2010.
Interest	Interest on the notes is zero.
Original Issue Discount
The notes were issued to their initial holders with original issue discount for United States federal income tax purposes equal to the principal amount of the notes less the issue price, which was 97.5% of the principal amount of the notes. You should be aware that, although we will not pay any interest on the notes, subject to certain exceptions, U.S. Holders must include in their gross income any original issue discount as ordinary income as it accrues, regardless of their regular method of tax accounting.
Conversion
Unless we have previously redeemed, purchased or repurchased the notes, you will have the right, at your option, to convert your notes, in whole or in part, into shares of our common stock prior to maturity, subject to adjustments described herein, at a conversion price of $12.0612 per share, as follows:
•
you will have such conversion right in a conversion period (as defined in this prospectus) on any date on or prior to December 31, 2007, if the closing sale price of our common stock for at least 20 trading days in the period of the 30 consecutive trading days ending on the trading day immediately preceding the first day of such conversion period was more than 110% of the then current conversion price of the notes;
•
if, on any date after December 31, 2007, the closing sale price of our common stock is more than 110% of the then current conversion price of the notes, then you will have such conversion right at all times thereafter;
• you will have the right to convert the notes until the close of business on the business day prior to the redemption date if we elect to call the notes for redemption on or after July 1, 2008;

•
if we distribute to all or substantially all holders of our common stock rights, options or warrants entitling them to purchase common stock at less than the closing sale price of our common stock on the trading day preceding the declaration for such distribution;
•
if we distribute to all or substantially all holders of our common stock cash, assets, debt securities or capital stock, which distribution has a per share value as determined by our board of directors exceeding 5% of the closing sale price of our common stock on the trading day preceding the declaration for such distribution; or
•
if we become a party to a consolidation, merger or sale of all or substantially all of our assets that constitutes a fundamental change as defined in "Description of Notes—Repurchase at Option of the Holder upon Occurrence of Fundamental Change."

You may also convert your notes into shares of our common stock for the five business day period after any five consecutive trading-day period in which the average trading prices for the notes for such five trading-day period was less than 95% of the average conversion value (as defined in this prospectus) for the notes during that period; provided, however, if, at the time of the conversion, the closing sale price of shares of our common stock is greater than the then current conversion price on the notes and less than or equal to 110% of the then current conversion price on the notes and you surrender your notes for conversion, you will receive, at our option, cash, common stock or a combination of cash and common stock with a value equal to the principal amount of your notes on such conversion date. If we elect to pay you in common stock or in a combination of cash and common stock, our common stock will be valued at 100% of the average closing sale price for the five trading days ending on the third trading day preceding the conversion date.

The conversion price is subject to adjustment upon certain events.

Subordination
The notes are subordinated to all of our senior indebtedness and effectively subordinated to all indebtedness and other liabilities of our subsidiaries (including trade payables, but excluding intercompany liabilities). As of June 30, 2003, we had no senior indebtedness outstanding, and our subsidiaries had $2.3 million of indebtedness and other liabilities outstanding (including trade payables, but excluding intercompany liabilities). Neither we nor our subsidiaries are prohibited from incurring indebtness, including senior indebtedness, under the indenture.
Global Notes; Book-Entry System
We issued the notes in fully registered form in minimum denominations of $1,000. The notes are evidenced by one global note deposited with the trustee for the notes, as custodian for DTC. Beneficial interests in the global note are and will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants.
Transfer Restrictions
The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act or qualified under any other securities laws. The notes and such common stock are, therefore, subject to certain restrictions on transfer and may only be offered or sold in transactions exempt from, or not subject to, the registration requirements of the Securities Act.
Optional Redemption	On or after July 1, 2008, we have the option to redeem all or a portion of the notes at 100% of the principal amount of the notes.
Purchase of the Notes at the Option of Holder	You may require us to purchase all or a portion of your notes in cash on July 1, 2008, at 100% of the principal amount of the notes.
Repurchase at the Option of the Holder upon Occurrence of Fundamental Change
If a fundamental change (as described under "Description of Notes—Repurchase at Option of the Holder upon Occurrence of Fundamental Change") occurs, you may require us to repurchase all or part of your notes at a repurchase price equal to 100% of the outstanding principal amount of the notes being repurchased. The repurchase price is payable in cash or, at our option, subject to certain circumstances, in shares of our common stock valued at 95% of the average closing sales prices of the common stock for the 10 trading days preceding and including the third trading day prior to the repurchase date.

Use of Proceeds	We will not receive any of the proceeds from the sale by any selling securityholder of the notes or the underlying common stock into which the notes may be converted.
Events of Default	The following are events of default under the indenture for the notes:
	•	we fail to pay the principal, redemption price, purchase price or repurchase price of any note when due, whether or not the payment is prohibited by subordination provisions of the indenture;
	•	we fail to pay liquidated damages, if any, on any note when due, whether or not the payment is prohibited by subordination provisions of the indenture;
	•	we fail to perform any other covenant in the indenture and that failure continues for 60 days after written notice; or
	•	events of bankruptcy, insolvency or reorganization involving Lattice.
Registration Rights
We agreed to file a shelf registration statement with the SEC covering the resale of the notes and the underlying common stock within 90 days after the closing date of this offering. We also agreed to use our reasonable efforts to have the registration statement declared effective within 180 days of such date and use reasonable efforts to keep the shelf registration statement effective until either of the following has occurred:
	•	all securities covered by the registration statement have been sold; or
	•	the expiration of the holding period applicable with respect to the notes and the underlying common stock under Rule 144(k) under the Securities Act, or any successor provision.
Trading of the Notes; Listing of Common Stock	The notes are expected to be eligible for The PORTAL® Market of the National Association of Securities Dealers, Inc. Our common stock is quoted on the Nasdaq National Market under the symbol "LSCC."
Governing Law	The indenture, the registration rights agreement and the notes are governed by the laws of the State of New York.

RISK FACTORS

        You should carefully consider and evaluate all of the information in this prospectus, including the risk factors listed below. Any of these risks could materially and adversely affect our business, financial condition and results of operations, which in turn could materially and adversely affect the price of the notes and the common stock.

        Keep these risk factors in mind when you read "forward-looking" statements elsewhere in this prospectus and in the documents incorporated herein by reference. Such statements relate to our expectations about future events and time periods. Generally, the words "anticipate," "believe," "expect," "intend" and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements.

Risks Related to Our Business

A continuing downturn in the communications equipment and computing end markets has caused a reduction in demand for our products and limited our ability to maintain or increase revenue levels and operating results.

        A significant portion of our revenue is derived from customers in the communications equipment and computing end markets. A downturn in the economy could lead to a contraction of capital spending on information technology. This in turn could lead to a reduction in the demand for communications or computing equipment and for our products.

        Due to a deterioration in overall economic conditions and a significant reduction in information technology capital spending, the communications and computing end markets are currently experiencing significant and prolonged downturns. At present and in the future when these or other similar conditions exist, there is likely to be an adverse effect on our operating results.

The cyclical nature of the semiconductor industry may limit our ability to maintain or increase revenue levels and operating results during current or future industry downturns.

        The semiconductor industry is highly cyclical, to a greater extent than other less technology-driven industries. Our financial performance has periodically been negatively affected by downturns in the semiconductor industry. Factors that contribute to these industry downturns include:

  •
  the cyclical nature of the demand for the products of semiconductor customers;

  •
  general reductions in inventory levels by customers;

  •
  excess production capacity;

  •
  general decline in end-user demand; and

  •
  accelerated declines in average selling prices.

        Beginning in 2001, the semiconductor industry experienced a significant downturn. At present and in the future when these or other similar conditions exist, there is likely to be an adverse effect on our operating results.

We may experience unexpected difficulties integrating the FPGA business which we recently purchased from Agere.

        On January 18, 2002, we acquired the FPGA business of Agere Systems, Inc. and are currently completing the integration of this business with our operations. If our integration is unsuccessful, more difficult or more time consuming than originally planned, we may incur unexpected disruptions to our ongoing business. These disruptions could harm our operating results. Further, the following specific factors may adversely affect our ability to integrate the FPGA business of Agere:

  •
  we may experience unexpected losses of key employees or customers;

  •
  we may not achieve expected levels of revenue growth;

  •
  we may not be able to coordinate our new product and process development in a way which permits us to bring future new products to the market in a timely manner; and

  •
  we may discover unexpected liabilities.

We may be unsuccessful in defining, developing or selling new products required to maintain or expand our business.

        As a semiconductor company, we operate in a dynamic environment marked by rapid product obsolescence. Our future success depends on our ability to introduce new or improved silicon and software products that meet customer needs while achieving acceptable margins. If we fail to introduce these new products in a timely manner or these products fail to achieve market acceptance, our operating results would be harmed.

        The introduction of new silicon and software products in a dynamic market environment presents significant business challenges. Product development commitments and expenditures must be made well in advance of product sales. The market reception of new products depends on accurate projections of long-term customer demand, which by their nature are uncertain.

        Our future revenue growth is dependent on market acceptance of our new silicon and software product families and the continued market acceptance of our current products. The success of these products is dependent on a variety of specific technical factors including:

  •
  successful product definition;

  •
  timely and efficient completion of product design;

  •
  timely and efficient implementation of wafer manufacturing and assembly processes;

  •
  product performance;

  •
  product cost; and

  •
  the quality and reliability of the product.

        If, due to these or other factors, our new silicon and software products do not achieve market acceptance, our operating results would be harmed.

Our products may not be competitive if we are unsuccessful in migrating our manufacturing processes to more advanced technologies or alternative fabrication facilities.

        To develop new products and maintain the competitiveness of existing products, we need to migrate to more advanced wafer manufacturing processes that use larger wafer sizes and smaller device geometries. We also may need to use additional foundries. Because we depend upon foundries to provide their facilities and support for our process technology development, we may experience delays in the availability of advanced wafer manufacturing process technologies at existing or new wafer fabrication facilities. As a result, volume production of our advanced process technologies at the fabs of Seiko Epson, United Microelectronics Corporation, which we refer to in this prospectus as UMC, Chartered Semiconductor or future foundries may not be achieved. This could harm our operating results.

        In late 2001, UMC informed us that as part of an overall capacity rationalization they were planning to close certain of their fabrication facilities. We were developing an advanced wafer manufacturing process at one of the UMC fabs that has been closed. With UMC's support, we have transferred this process to another UMC fab. However, as a result, our new product introduction schedules were delayed. This could harm our operating results.

Our marketable securities, which we hold for strategic reasons, are subject to equity price risk and their value may fluctuate.

        Currently we hold substantial equity in UMC, which we acquired as part of a strategic investment to obtain certain manufacturing rights. The market price and valuation of these equity shares has fluctuated widely due to market and other conditions over which we have little control. During the year ended December 31, 2001, we recorded a $152.8 million pre-tax impairment loss related to this investment. In the future, UMC shares may continue to experience significant price volatility. In the second quarter of 2002, we sold a portion of our UMC shares, but have otherwise not attempted to reduce or eliminate this equity price risk through hedging or similar techniques and hence substantial, sustained changes in the market price of UMC shares could impact our financial results. To the extent that the market value of our UMC shares experiences a significant decline for an extended period of time, our net income could be reduced.

Our future quarterly operating results may fluctuate and therefore may fail to meet expectations.

        Our quarterly operating results have fluctuated and may continue to fluctuate. Consequently, our operating results may fail to meet the expectations of analysts and investors. As a result of industry conditions and the following specific factors, our quarterly operating results are more likely to fluctuate and are more difficult to predict than a typical non-technology company of our size and maturity:

  •
  general economic conditions in the countries where we sell our products;

  •
  potential impact on demand and customers from the SARS outbreak;

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  conditions within the end markets into which we sell our products;

  •
  the cyclical nature of demand for our customers' products;

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  excessive inventory accumulation by our end customers;

  •
  the timing of our and our competitors' new product introductions;

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  product obsolescence;

  •
  the scheduling, rescheduling and cancellation of large orders by our customers;

  •
  our ability to develop new process technologies and achieve volume production at the fabs of Seiko Epson, UMC, Chartered Semiconductor or at other foundries;

  •
  changes in manufacturing yields;

  •
  adverse movements in exchange rates, interest rates or tax rates; and

  •
  the availability of adequate supply commitments from our wafer foundries and assembly and test contractors.

        As a result of these factors, our past financial results are not necessarily a good predictor of our future results.

Our wafer supply may be interrupted or reduced, which may result in a shortage of finished products available for sale.

        We do not manufacture finished silicon wafers. Currently, substantially all of our silicon wafers are manufactured by Seiko Epson in Japan, UMC in Taiwan, and Chartered Semiconductor in Singapore. If Seiko Epson, through its U.S. affiliate, Epson Electronics America, UMC or Chartered significantly interrupts or reduces our wafer supply, our operating results could be harmed.

        In the past, we have experienced delays in obtaining wafers and in securing supply commitments from our foundries. At present, we anticipate that our supply commitments are adequate. However, these existing supply commitments may not be sufficient for us to satisfy customer demand in future periods. Additionally, notwithstanding our supply commitments we may still have difficulty in obtaining wafer deliveries consistent with the supply commitments. We negotiate wafer prices and supply commitments from our suppliers on at least an annual basis. If any of Seiko Epson, Epson Electronics America, UMC or Chartered Semiconductor were to reduce its supply commitment or increase its wafer prices, and we cannot find alternative sources of wafer supply, our operating results could be harmed.

        Many other factors that could disrupt our wafer supply are beyond our control. Since worldwide manufacturing capacity for silicon wafers is limited and inelastic, we could be harmed by significant industry-wide increases in overall wafer demand or interruptions in wafer supply. Additionally, a future disruption of Seiko Epson's, UMC's or Chartered Semiconductor's foundry operations as a result of a fire, earthquake or other natural disaster could disrupt our wafer supply and could harm our operating results.

If our foundry partners experience quality or yield problems, we may face a shortage of finished products available for sale.

        We depend on our foundries to deliver reliable silicon wafers with acceptable yields in a timely manner. As is common in our industry, we have experienced wafer yield problems and delivery delays. If our foundries are unable for a prolonged period to produce silicon wafers that meet our specifications, with acceptable yields, our operating results could be harmed.

        The majority of our revenue is derived from products based on a specialized silicon wafer manufacturing process technology called E2CMOS®. The reliable manufacture of high performance E2CMOS semiconductor wafers is a complicated and technically demanding process requiring:

  •
  a high degree of technical skill;

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  state-of-the-art equipment;

  •
  the absence of defects in the masks used to print circuits on a wafer;

  •
  the elimination of minute impurities and errors in each step of the fabrication process; and

  •
  effective cooperation between us and the wafer supplier.

        As a result, our foundries may experience difficulties in achieving acceptable quality and yield levels when manufacturing our silicon wafers.

If our assembly and test contractors experience quality or yield problems, we may face a shortage of finished products available for sale.

        We rely on contractors to assemble and test our devices with acceptable quality and yield levels. As is common in our industry, we have experienced quality and yield problems in the past. If we experience prolonged quality or yield problems in the future, our operating results could be harmed.

        The majority of our revenue is derived from semiconductor devices assembled in advanced packages. The assembly of advanced packages is a complex process requiring:

  •
  a high degree of technical skill;

  •
  state-of-the-art equipment;

  •
  the absence of defects in lead frames used to attach semiconductor devices to the package;

  •
  the elimination of raw material impurities and errors in each step of the process; and

  •
  effective cooperation between us and the assembly contractor.

        As a result, our contractors may experience difficulties in achieving acceptable quality and yield levels when assembling and testing our semiconductor devices.

Deterioration of conditions in Asia may disrupt our existing supply arrangements and result in a shortage of finished products available for sale.

        All three of our major silicon wafer suppliers operate fabs located in Asia. Our finished silicon wafers are assembled and tested by independent contractors located in China, Malaysia, the Philippines, South Korea and Taiwan. A prolonged interruption in our supply from any of these contractors could harm our operating results.

        Economic, financial, social and political conditions in Asia have historically been volatile. Financial difficulties, governmental actions or restrictions, prolonged work stoppages or any other difficulties experienced by our suppliers may disrupt our supply and could harm our operating results.

        Our wafer purchases from Seiko Epson are denominated in Japanese yen. The value of the dollar with respect to the yen fluctuates. Substantial deterioration of dollar-yen exchange rates could harm our operating results.

Export sales account for a substantial portion of our revenues and may decline in the future due to economic and governmental uncertainties.

        Our export sales are affected by unique risks frequently associated with foreign economies including:

  •
  changes in local economic conditions;

  •
  exchange rate volatility;

  •
  governmental controls and trade restrictions;

  •
  export license requirements and restrictions on the export of technology;

  •
  political instability or terrorism;

  •
  changes in tax rates, tariffs or freight rates;

  •
  interruptions in air transportation; and

  •
  difficulties in staffing and managing foreign sales offices.

        For example, our export sales have historically been affected by regional economic crises. Significant changes in the economic climate in the foreign countries where we derive our export sales could harm our operating results.

We may not be able to successfully compete in the highly competitive semiconductor industry.

        The semiconductor industry is intensely competitive and many of our direct and indirect competitors have substantially greater financial, technological, manufacturing, marketing and sales resources. If we are unable to compete successfully in this environment, our future results will be adversely affected.

        The current level of competition in the programmable logic market is high and may increase in the future. We currently compete directly with companies that have licensed our technology or have developed similar products. We also compete indirectly with numerous semiconductor companies that offer products and solutions based on alternative technologies. These direct and indirect competitors are established multinational semiconductor companies as well as emerging companies. We also may experience significant competition from foreign companies in the future.

We may fail to retain or attract the specialized technical and management personnel required to successfully operate our business.

        To a greater degree than most non-technology companies or larger technology companies, our future success depends on our ability to attract and retain highly qualified technical and management personnel. As a mid-sized company, we are particularly dependent on a relatively small group of key employees. Competition for skilled technical and management employees is intense within our industry. As a result, we may not be able to retain our existing key technical and management personnel. In addition, we may not be able to attract additional qualified employees in the future. If we are unable to retain existing key employees or are unable to hire new qualified employees, our operating results could be adversely affected.

If we are unable to adequately protect our intellectual property rights, our financial results and competitive position may suffer.

        Our success depends in part on our proprietary technology. However, we may fail to adequately protect this technology. As a result, we may lose our competitive position or face significant expense to protect or enforce our intellectual property rights.

        We intend to continue to protect our proprietary technology through patents, copyrights and trade secrets. Despite this intention, we may not be successful in achieving adequate protection. Claims allowed on any of our patents may not be sufficiently broad to protect our technology. Patents issued to us also may be challenged, invalidated or circumvented. Finally, our competitors may develop similar technology independently.

        Companies in the semiconductor industry vigorously pursue their intellectual property rights. If we become involved in protracted intellectual property disputes or litigation we may utilize substantial financial and management resources, which could have an adverse effect on our operating results.

        Our industry is characterized by frequent claims regarding patents and other intellectual property rights of others. We have been, and from time-to-time expect to be, notified of claims that we are infringing the intellectual property rights of others. If any third party makes a valid claim against us, we could face significant liability and could be required to make material changes to our products and processes. In response to any claims of infringement, we may seek licenses under patents that we are alleged to be infringing. However, we may not be able to obtain a license on favorable terms or without our operating results being adversely affected.

Risks Related to This Offering

The notes are subordinated and we may incur additional debt.

        The notes are unsecured and subordinated in right of payment in full to all of our senior indebtedness. As a result, in the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid in full. After retiring our senior indebtedness, we may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

        The notes are our exclusive obligations and our corporate structure results in structural subordination of the notes. A portion of our operations is conducted in part through subsidiaries. Our subsidiaries are separate legal entities and have no obligation to make any payments on the notes or to make any funds available for payment on the notes. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are dependent upon the earnings of those subsidiaries and are subject to various business considerations. Our right to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

        The indenture does not prohibit or limit us or our subsidiaries from incurring senior indebtedness or incurring other indebtedness and other liabilities. As of June 30, 2003, we had no indebtedness outstanding that would have constituted senior indebtedness, and our subsidiaries had approximately $2.3 million of indebtedness and other liabilities outstanding to which the notes would have been effectively subordinated (including trade, but excluding intercompany, liabilities). We anticipate that from time to time we will incur additional senior indebtedness. We and our subsidiaries will also from time to time incur other additional indebtedness and liabilities. See "Description of Notes—Subordination of Notes."

We may be unable to repay, purchase or repurchase the notes.

        At maturity, the entire outstanding principal amount of the notes will become due and payable. You will also have the right to require us to purchase all or any portion of your notes on July 1, 2008. In addition, if we experience a fundamental change, as defined in "Description of Notes—Repurchase at Option of the Holder upon Occurrence of Fundamental Change," you may require us to repurchase all or a portion of your notes. At maturity or on the July 1, 2008 purchase date or if a fundamental change occurs, we may not have sufficient funds or may be unable to arrange for additional financing to pay the principal amount, purchase price or repurchase price due. Under the terms of the indenture for the notes, we may elect, subject to certain conditions, to pay the repurchase price upon a fundamental change with shares of our common stock. Any future borrowing arrangements or agreements relating to debt to which we become a party may contain restrictions on, or prohibitions against, our repayments, purchases or repurchases of the notes. If the maturity date, purchase date or fundamental change occurs at a time when our other arrangements prohibit us from repaying, purchasing or repurchasing the notes, we could try to obtain the consent of the lenders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance these borrowings, we will be unable to repay, purchase or repurchase the notes. In that case, our failure to purchase or repurchase any tendered notes or repay the notes due upon maturity would constitute an event of default under the indenture.

Provisions of the notes could discourage an acquisition of us by a third party.

        Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000. In addition, pursuant to the terms of the notes, we may not enter into certain mergers or acquisitions unless, among other things, the surviving person or entity assumes the payment of the principal of, and liquidated damages, if any, on the notes.

The notes are not protected by restrictive covenants.

        The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving Lattice except to the extent described under "Description of Notes—Repurchase at Option of the Holder upon Occurrence of Fundamental Change."

Our stock price has been volatile and is likely to remain volatile, which may adversely affect the price of the notes and our common stock.

        Our stock has experienced substantial price volatility, particularly as a result of quarterly variations in our operating results, shortfalls in revenue or earnings levels as compared with the published expectations of analysts and announcements of technological innovations or new products by our competitors and us. Price fluctuations of our common stock have been rapid and severe and have left investors little time to react. In addition, the stock market has experienced price and volume fluctuations that have affected the market price of many technology companies and that have often been unrelated to the operating performance of such companies. The price of our securities may also be affected by general global, economic and market conditions. While we cannot predict the individual effect that these and other factors may have on the price of our securities, these factors, either individually or in the aggregate, could result in significant variations in the price of our common stock during any given period of time. These fluctuations in our stock price also impact the price of the notes being offered hereby and our outstanding convertible securities and the likelihood of the convertible securities being converted into equity. If our stock price is below the conversion price of our convertible notes on the date of maturity, holders may not convert them into equity and we may be required to repay the principal amount of the convertible securities for cash. However, in the event they do not convert to equity, we believe that our current cash position and expected future operating cash flows will be adequate to meet these obligations as they mature.

        Presently, our stock price is trading near our consolidated book value. A sustained decline in our stock price may result in a write-off of goodwill as required by SFAS 142.

Our notes may not be rated or may receive a lower rating than anticipated.

        We believe it is likely that one or more rating agencies may rate the notes. If one or more rating agencies assign the notes a rating lower than expected by investors, the market prices of the notes and our common stock would be materially and adversely affected.

There may be no public market for the notes, and there are restrictions on resale of the notes.

        Prior to this offering, there has been no trading market for the notes. Although the initial purchaser has advised us that it currently intends to make a market in the notes, it is not obligated to do so and may discontinue its market-making activities at any time without notice. Consequently, we cannot be sure that any market for the notes will develop, or if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could decline. We do not intend to apply for listing of the notes on any securities exchange or any automated quotation system.

        The notes and the common stock to be issued upon conversion of the notes have not been registered under the Securities Act and are not transferable except upon satisfaction of the conditions described under "Transfer Restrictions." Although we have agreed to use our reasonable efforts to have declared effective a shelf registration statement covering the notes and the common stock issuable upon conversion of the notes within 180 days after the date the notes are originally issued, we may not be able to have the registration statement declared effective within that time period, if at all.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year ended	Nine months ended	Year ended			Pro Forma Year ended(2)	Six months ended		Pro Forma six months ended(2)
	March 31, 1999	Dec. 31, 1999	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2002	June 30, 2002	June 30, 2003	June 30, 2003
Ratio of earnings to fixed charges(1)	158.3	—	17.7	—	—	—	—	—	—

(1)
The pre-tax loss from continuing operations for the 9 months ended December 1999, the years ended December 31, 2001 and 2002 and the six months ended June 30, 2002 and 2003 are not sufficient to cover fixed charges by a total of approximately $77.1 million for the 9 months ended December 1999; $174.0 million and $93.4 million for the years ended 2001 and 2002 respectively, $91.5 million for the pro forma year ended December 31, 2002; $56.9 million and $38.3 million for the six months ended June 30, 2002 and 2003, respectively, and $37.2 million for the pro forma six months ended June 30, 2003. As a result, the ratio of earnings to fixed charges has not been computed for any of these periods.

(2)
The pro forma ratio is included as the offering represents a refinancing and the historical ratio is affected by more than ten percent. In computing the pro forma ratio, the historical ratio was adjusted to include interest costs resulting from the issuance of the Zero Coupon Convertible Subordinated Notes and to eliminate interest costs relative to the previously issued debt, which was retired with the proceeds of the Zero Coupon Convertible Subordinated Notes.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. We use words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "projects," "may," "will," "should," "continue," "ongoing," "future," "potential" and similar words or phrases to identify forward-looking statements.

        Forward-looking statements involve estimates, assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed in them. Among the key factors that could cause our actual results to differ materially from the forward-looking statements are delay in product or technology development, change in economic conditions of the various markets we serve, lack of market acceptance or demand for our new products, dependencies on silicon wafer suppliers and semiconductor assemblers, the impact of competitive products and pricing, opportunities or acquisitions that we pursue, the availability and terms of financing, and the other risks that are described herein and that are otherwise described in "Risk Factors" and elsewhere in this prospectus and in our filings with the Securities and Exchange Commission incorporated by reference. You should not unduly rely on forward-looking statements because our actual results could materially differ from those expressed in any forward-looking statements made by us. Further, any forward-looking statement applies only as of the date on which it is made. We are not required and assume no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale by any selling securityholder of the notes or the underlying common stock into which the notes may be converted.

DESCRIPTION OF THE NOTES

        We issued the notes under an indenture between us and U.S. Bank National Association, as trustee. Because this section is a summary, it does not describe every aspect of the notes, the indenture and the registration rights agreements. The following summaries of certain provisions of the indenture and the registration rights agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provision of the notes, the indenture and the registration rights agreement, including the definitions therein of certain terms.

        As used in this "Description of Notes" section, references to "Lattice," "we," "our" or "us" refer solely to Lattice Semiconductor Corporation and not its subsidiaries.

General

        The notes are our general, unsecured obligations. The notes are subordinated, which means that they will rank behind certain of our indebtedness, as described below. The notes are limited to $200,000,000 aggregate principal amount. We are required to repay the principal amount of the notes in full on July 1, 2010 unless previously redeemed, purchased, repurchased or converted.

        We will not pay interest on the notes. Because the notes were issued to their initial holders at a discount from their stated redemption price, they have original issue discount for United States federal income tax purposes. A U.S. Holder will be required to include original issue discount equal to the difference between the adjusted issue price and the stated redemption price at maturity of each note in gross income periodically over the term of the notes, before receipt of the cash or other payment attributable to such income. The adjusted issue price of a note upon its acquisition by a U.S. Holder is the issue price (which was 97.5% of the principal amount of the note) plus the original issue discount includible in the income of holders prior to a U.S. Holder's acquisition of the note. Under the original issue discount rules, a U.S. Holder will be required to include in gross income increasingly greater amounts of original issue discount in each successive accrual period. Any amount included in income as original issue discount will increase the U.S. Holder's basis in the note. See "Certain United States Federal Income Tax Considerations."

        You may convert the notes into shares of our common stock, subject to certain conditions, at the initial conversion price stated on the front cover of this prospectus, at any time before the close of business on the maturity date, unless the notes have been previously redeemed, purchased or repurchased. The conversion price may be adjusted as described below.

        On or after July 1, 2008, we have the option to redeem all or any portion of the notes at 100% of the principal amount of the notes as described below under "—Optional Redemption by Lattice."

        You may require us to purchase all or a portion of your notes in cash on July 1, 2008 at 100% of the principal amount of the notes as described below under "—Purchase of Notes at the Option of the Holder."

        If a fundamental change occurs, you will have the right to require us to repurchase your notes as described below under "—Repurchase at Option of the Holder upon Occurrence of Fundamental Change." Holders of notes submitted for repurchase will be entitled to convert the notes up to and including the business day immediately preceding the date fixed for repurchase.

        Neither we, nor any of our subsidiaries, are subject to any financial covenants under the indenture. In addition, neither we, nor any of our subsidiaries, will be restricted under the indenture from paying dividends, incurring debt, or issuing or repurchasing our securities.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

        The notes are issued:

  •
  only in fully registered form,

  •
  without interest coupons, and

  •
  in denominations of $1,000 and greater multiples of $1,000.

        The notes are evidenced by one or more global notes which will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., or Cede, as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee unless one or more of the following events occurs:

  •
  DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note,

  •
  Lattice, at its option, notifies the trustee in writing that it elects to cause the issuance of the notes in certificated form, or

  •
  an event of default with respect to the notes represented by the global note has occurred and is continuing.

        In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.

        Unless we elect to cause the issuance of the notes in certificated form, DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

  •
  you cannot get notes registered in your name if they are represented by the global note,

  •
  you cannot receive physical certificated notes in exchange for your beneficial interest in the global notes,

  •
  you will not be considered to be the owner or holder of the global note or any note it represents for any purpose, and

  •
  all payments on the global note will be made to DTC or its nominee.

        The laws of some jurisdictions require that certain kinds of purchasers, such as insurance companies, can only own securities in definitive, certificated form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

        Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee (called participants) and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants' interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

        Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC's same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlements in immediately available funds will have on trading activity in those beneficial interests.

        We will make cash payments of principal of, any liquidated damages on, the redemption price, purchase price and the repurchase price of the global note to Cede, the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

        We have been informed that DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.

        We understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

        Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant or participants has or have given such direction.

        DTC has also advised us as follows:

  •
  DTC is a limited purpose trust company organized under the laws of the State of New York, member of the Federal Reserve System, clearing corporation within the meaning of the Uniform Commercial Code, as amended, and clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act,

  •
  DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants,

  •
  participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations,

  •
  certain participants, or their representatives, together with other entities, own DTC, and

  •
  indirect access to the DTC System is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC's or any participants' records relating to beneficial interests in the global note, including for payments made on the global note. Further, we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Conversion Rights

        The initial conversion price for the notes is $12.0612 per share of common stock, subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of notes. If you have submitted your notes for repurchase upon a fundamental change or for purchase pursuant to your option, you may convert your notes only if you withdraw your repurchase election or purchase notice, as the case may be, in accordance with the indenture. You have the right to convert any portion of the principal amount of any note that is an integral multiple of $1,000 into shares of our common stock at any time on or prior to the close of business on the maturity date, subject to the adjustments described below, as follows:

  •
  you will have such conversion right in a conversion period on any date on or prior to December 31, 2007, if the closing sale price of our common stock for at least 20 trading days in the period of the 30 consecutive trading days ending on the trading day immediately preceding the first day of such conversion period was more than 110% of the then current conversion price,

  •
  if, on any date after December 31, 2007, the closing sale price of our common stock is more than 110% of the then current conversion price of the notes, then you will have such conversion right at all times thereafter,

  •
  you will have the right to convert the notes until the close of business on the business day prior to the redemption date if we elect to call the notes for redemption on or after July 1, 2008,

  •
  if we distribute to all or substantially all holders of common stock of Lattice rights, options or warrants entitling them to purchase common stock at less than the closing sale price of our common stock on the trading day preceding the declaration for such distribution,

  •
  if we distribute to all or substantially all holders of our common stock cash, assets, debt securities or capital stock, which distribution has a per share value as determined by our board of directors exceeding 5% of the closing sale price of our common stock on the trading day preceding the declaration for such distribution, or

  •
  if we become a party to a consolidation, merger or sale of all or substantially all of our assets that constitutes a fundamental change as defined below under the heading "—Repurchase at Option of the Holder upon a Occurrence of Fundamental Change."

        We define conversion period in the indenture to be the period from and including the first day in a fiscal quarter to, but excluding, the first day of the following fiscal quarter. In the case of the fourth and fifth bullet points above, we must notify holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. In the case of a distribution identified in the fourth or fifth bullets above, the ability of a holder of notes to convert would not be triggered if the holder may participate in the distribution without converting. In the case of the sixth bullet point above, a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of the transaction.

        You also may convert your notes into shares of our common stock for the five business day period after any five consecutive trading-day period in which the average trading prices for the notes for such five trading-day period was less than 95% of the average conversion value (as defined below) for the notes during that period; provided, however, if, at the time of the conversion, the closing sale price of shares of our common stock is greater than the then current conversion price on the notes and less than or equal to 110% of the then current conversion price of the notes, you surrender your notes for conversion and the notes are not otherwise convertible, you will receive, at our option, cash, common stock or a combination of cash and common stock with a value equal to the principal amount of your notes on such conversion date. If we elect to pay you in common stock or in a combination of cash and common stock, our common stock will be valued at 100% of the average closing sale price for the five trading days ending on the third trading day preceding the conversion date.

        We define conversion value in the indenture to be equal to the product of the closing sale price of our shares of common stock on a given day multiplied by the then current conversion rate, which is the number of shares of common stock into which each $1,000 principal amount of notes is convertible.

        You may convert all or part of any note by delivering the note at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained by the trustee. The conversion date will be the date on which the note and the duly signed and completed conversion notice are so delivered.

        As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with payment in lieu of any fraction of a share. The certificate will then be sent by the trustee to the conversion agent for delivery to the holder. The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable and will rank equally with the other shares of our common stock.

        You will not be required to pay any taxes or duties relating to the issue or delivery of our common stock on conversion, but you will be required to pay any tax with respect to cash received in lieu of fractional shares and any tax or duty relating to any transfer involved in the issue or delivery of our common stock in a name other than yours. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

        We will adjust the conversion price if any of the following events occur:

  (1)
  we issue common stock as a dividend or distribution on our common stock;

  (2)
  we issue to all holders of common stock certain rights or warrants to purchase our common stock;

  (3)
  we subdivide or combine our common stock;

  (4)
  we distribute to all common stock holders capital stock, evidences of indebtedness or assets, including securities but excluding: rights or warrants listed in (2) above; dividends or distributions listed in (1) above; and dividends and distributions paid exclusively in cash;

  (5)
  we make distributions consisting exclusively of cash, excluding any cash portion of distributions referred to in (4) above or cash distributed upon a merger or consolidation or in connection with the liquidation, dissolution or winding up of Lattice, to all holders of our common stock in an aggregate amount that, combined together with other all-cash distributions made within the preceding 365-day period in respect of which no adjustment has been made, exceeds 2% of our market capitalization, being the product of the current market price per share of our common stock on the record date for such distribution and the number of shares of common stock then outstanding;

  (6)
  we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

  (7)
  someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause (7) will only be made if: the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of common stock outstanding, and the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer. However, the adjustment referred to in this clause (7) will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger of Lattice or a sale of all or substantially all of our assets.

        To the extent that we have a rights plan in effect upon conversion, you will receive, in addition to the common stock, the rights under the rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to certain limited exceptions.

        In the event of:

  •
  any reclassification of our common stock; or

  •
  a consolidation, merger or combination involving Lattice; or

  •
  a sale or conveyance to another person of the property and assets of Lattice as an entirety or substantially as an entirety,

        in which holders of common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled thereafter to convert their notes into the same type of consideration received by common stock holders immediately prior to one of these types of events.

        You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion price adjustment. See "Certain United States Federal Income Tax Considerations."

        We may from time to time reduce the conversion price for a period of at least 20 days if our board of directors has made a determination that this reduction would be in our best interests. Any such determination by our board will be conclusive. We would give holders at least 15 days' notice of any reduction in the conversion price. In addition, we may reduce the conversion price if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See "Certain United States Federal Income Tax Considerations."

        We will not be required to make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price. However, we will carry forward any adjustments that are less than one percent of the conversion price. Except as described above in this section, we will not adjust the conversion price for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Optional Redemption by Lattice

        On or after July 1, 2008, we may redeem the notes, in whole or in part, at 100% of the principal amount of the notes, plus accrued and unpaid liquidated damages, if any, to, but excluding, the redemption date. If we elect to redeem all or part of the notes, we will give at least 20, but no more than 60, days' prior notice to you.

        If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot or on a pro rata basis. If any notes are to be redeemed in part only, we will issue a new note or notes in principal amount equal to the unredeemed principal portion thereof.

        No sinking fund is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

Purchase of Notes at the Option of the Holder

        On the purchase date of July 1, 2008, we will, at the option of the holder, be required to purchase for cash any outstanding note for which a written purchase notice has been properly delivered by the holder and not withdrawn, subject to certain additional conditions. Holders may submit their notes for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on such purchase date. The purchase price of a note will be 100% of the principal amount of the note, plus accrued and unpaid liquidated damages, if any, to, but excluding, the repurchase date.

        We will be required to give notice on a date not less than 20 business days prior to the purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things, the procedures that holders must follow to require us to purchase their notes.

        The purchase notice given by each holder electing to require us to purchase notes shall state:

  •
  if certificated notes have been issued, the certificate numbers of the holder's notes to be delivered for purchase or, if not, such information as may be required under applicable DTC procedures and the indenture;

  •
  the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

  •
  that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

        Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the purchase date.

        The notice of withdrawal shall state:

  •
  the principal amount being withdrawn;

  •
  if certificated notes have been issued, the certificate numbers of the notes being withdrawn or, if not, such information as may be required under applicable DTC procedures and the indenture; and

  •
  the principal amount, if any, of the notes that remains subject to the purchase notice.

        Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery (including by book entry transfer) of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date or the time of delivery of the note.

        If the paying agent holds money or securities sufficient to pay the purchase price of the note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding whether or not the note has been delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

        Our ability to purchase notes with cash may be limited by the terms of our then existing borrowing agreements.

Repurchase at Option of the Holder upon Occurrence of Fundamental Change

        If a fundamental change occurs, you may require us to repurchase your notes, in whole or in part, on a repurchase date that is 30 days after the date of our notice of the fundamental change. The notes will be repurchasable in multiples of $1,000 principal amount.

        We shall repurchase the notes at a price equal to 100% of the principal amount to be repurchased.

        At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in our common stock valued at 95% of the average of the closing sale prices of our common stock for the 10 trading days immediately preceding and including the third trading day prior to the repurchase date. We may only pay the repurchase price in our common stock if we satisfy conditions provided in the indenture.

        We will mail to all record holders a notice of the fundamental change within 10 days after the occurrence of the fundamental change. We are also required to deliver to the trustee a copy of the fundamental change notice. If you elect to submit your notes for repurchase, you must deliver to us or our designated agent, on or before the 30th day after the date of our fundamental change notice, your repurchase notice and any notes to be repurchased, duly endorsed for transfer. We will promptly pay the repurchase price for notes surrendered for repurchase.

        A "fundamental change" is any transaction or event in connection with which all or substantially all of our common stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive, consideration, whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise, which is not all or substantially all common stock listed on, or that will be listed on or immediately after the transaction or event on:

  •
  a United States national securities exchange, or

  •
  approved for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

        We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a fundamental change.

        These fundamental change repurchase rights could discourage a potential acquiror of Lattice. However, this fundamental change repurchase feature is not the result of management's knowledge of any specific effort to obtain control of Lattice by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term "fundamental change" is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to offer to repurchase the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving Lattice.

        We may be unable to repurchase the notes in the event of a fundamental change. If a fundamental change were to occur, we may not have enough funds to pay the repurchase price for all tendered notes. Any future credit agreements or other agreements relating to our indebtedness may expressly prohibit the repurchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from repurchasing of the notes, we could seek the consent of our lenders to repurchase the notes or could attempt to refinance this debt. If we do not obtain a consent, we could not repurchase the notes. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. In such circumstances, or if a fundamental change would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict payments to the holders of notes.

Payment and Conversion

        We will make all payments of principal and any liquidated damages on the notes by dollar check drawn on an account maintained at a bank in The City of New York. If you hold registered notes with a face value greater than $5,000,000, at your request we will make payments of principal or liquidated damages to you by wire transfer to an account maintained by you at a bank in The City of New York. If you hold registered notes with a face value in excess of $5,000,000 and you would like to receive payments by wire transfer, you will be required to provide the trustee with wire transfer instructions at least 15 days prior to the relevant payment date. Payments made to DTC as holder of one or more global notes will be made by wire transfer.

        Payments on any global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our agents or the trustee's agents has or will have any responsibility or liability for:

  •
  any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global note, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global note, or

  •
  any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date.

        Notes may be surrendered for conversion at the Corporate Trust Office of the trustee in the Borough of Manhattan in The City of New York. Notes surrendered for conversion must be accompanied by appropriate notices and any payments in respect of taxes, if applicable.

        We have initially appointed the trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. However, until the notes have been delivered to the trustee for cancellation, or moneys sufficient to pay the principal of and liquidated damages, if any, on the notes have been made available for payment and either paid or returned to us as provided in the indenture, the trustee will maintain an office or agency in the Borough of Manhattan in The City of New York for surrender of notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with the terms of the indenture.

        All moneys deposited with the trustee or any paying agent, or then held by us, in trust for the payment of principal of or liquidated damages, if any, on any notes which remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.

Subordination of Notes

        Payment on the notes will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness. The notes also are effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

        Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, and liquidated damages, if any, on the notes will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the notes because of an event of default, the holders of any outstanding senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness obligations before the holders of the notes are entitled to receive any payment or distribution. We are required under the indenture to promptly notify holders of senior indebtedness, if payment of the notes is accelerated because of an event of default.

        We may not make any payment on the notes if:

  •
  a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a "payment default"); or

  •
  a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, or in the case of a lease, a default occurs and is continuing that permits the lessor to either terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease, and the trustee receives a notice of such default (called a "payment blockage notice") from us or any other person permitted to give such notice under the indenture (called a "non-payment default").

        We may resume payments and distributions on the notes:

  •
  in case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

  •
  in case of a non-payment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received, if the maturity of the designated senior indebtedness has not been accelerated, or in the case of any lease, 179 days after notice is received if we have not received notice that the lessor under such lease has exercised its right to terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease.

        No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice.

        If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions on the notes before all senior indebtedness is paid in full in cash or other payment satisfactory to holders of senior indebtedness then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

        In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. This subordination will not prevent the occurrence of any event of default under the indenture.

        The notes are exclusively obligations of Lattice. A portion of our operations is conducted through our subsidiaries.

        Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes. Our subsidiaries are not required to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor to any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

        As of June 30, 2003, we had no senior indebtedness outstanding, and our subsidiaries had $2.3 million of indebtedness and other liabilities outstanding (including trade payables, but excluding intercompany liabilities). Neither we nor our subsidiaries are prohibited from incurring indebtness, including senior indebtedness, under the indenture. We may from time to time incur additional indebtness, including senior indebtedness. Our subsidiaries may also from time to time incur other additional indebtedness and liabilities.

        We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the notes. The trustee's claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

Certain Definitions

        "designated senior indebtedness" means our obligations under any particular senior indebtedness which the instrument creating or evidencing the same or the assumption or guarantee thereof or related agreements or documents to which we are a party, expressly provides that such senior indebtedness shall be "designated senior indebtedness" for purposes of the indenture, provided that such instrument or agreement may place limitations and conditions on the right of senior indebtedness to exercise the rights of designated senior indebtedness.

        "indebtedness" means, with respect to any person, and without duplication:

  (1)
  all indebtedness, obligations and other liabilities, contingent or otherwise, of such person for borrowed money (including our obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of the assets of such person or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

  (2)
  all reimbursement obligations and other liabilities, contingent or otherwise, of such person with respect to letters of credit, bank guarantees or bankers' acceptances;

  (3)
  all obligations and liabilities, contingent or otherwise, in respect of leases of such person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such person and all obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, in connection with the lease of real property which provides that such person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of such person under such lease or related document to purchase or to cause a third party to purchase such leased property;

  (4)
  all obligations of such person, contingent or otherwise, with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

  (5)
  all direct or indirect guaranties or similar agreements by such person in respect of, and obligations or liabilities, contingent or otherwise, of such person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (4);

  (6)
  any indebtedness or other obligations described in clauses (1) through (5) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such person; and

  (7)
  any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (6).

        "senior indebtedness" means the principal, premium, if any, interest, including any interest accruing after bankruptcy and rent or termination payment on or other amounts due on our current or future indebtedness, whether created, incurred, assumed, guaranteed or in effect guaranteed by us, including any deferrals, renewals, extensions, refundings, amendments, modifications or supplements to the above. However, senior indebtedness does not include:

  •
  indebtedness that expressly provides that it shall not be senior in right of payment to the notes or expressly provides that it is on the same basis or junior to the notes;

  •
  our indebtedness to any of our majority-owned subsidiaries; and

  •
  the notes.

Merger and Sale of Assets by Lattice

        The indenture provides that we may not consolidate with or merge with or into any other person or sell, convey, transfer or lease our properties and assets of substantially all of our property to another person, unless among other items:

  •
  we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized under the laws of the United States, any state thereof or the District of Columbia; and

  •
  the successor entity assumes all of our obligations under the notes and the indenture.

        When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

Events of Default; Notice and Waiver

        The following will be events of default under the indenture:

  •
  we fail to pay principal or any redemption price, purchase price or repurchase price on the notes, whether or not the payment is prohibited by subordination provisions of the indenture;

  •
  we fail to pay any liquidated damages, if any, on the notes, whether or not the payment is prohibited by subordination provisions of the indenture;

  •
  we fail to perform or observe any of the covenants in the indenture for 60 days after written notice; or

  •
  certain events involving bankruptcy, insolvency or reorganization of Lattice.

        The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal or liquidated damages, if any, on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

        If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal and liquidated damages, if any, on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving Lattice, the principal and liquidated damages, if any, on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal and liquidated damages, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holder of a majority of the principal amount of outstanding notes may waive these past defaults.

        The holders of a majority of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

        No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal or liquidated damages, if any, on the notes, unless:

  •
  the holder has given the trustee written notice of an event of default;

  •
  the holders of at least 25% in principal amount of outstanding notes make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

  •
  the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes; and

  •
  the trustee fails to comply with the request within 60 days after receipt.

Modification of the Indenture

        The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note if it would:

  •
  extend the fixed maturity of any note;

  •
  reduce the principal amount of any note;

  •
  adversely change our obligation to purchase, repurchase or redeem the note;

  •
  impair the right of a holder to institute suit for payment on any note;

  •
  change the currency in which any note is payable;

  •
  impair the right of a holder to convert any note;

  •
  adversely modify the subordination provisions of the indenture; or

  •
  reduce the percentage of notes required for consent to any modification of the indenture.

        We are permitted to modify certain provisions of the indenture without the consent of the holders of the notes.

Registration Rights of the Noteholders

        In connection with the initial private placement of the notes, we entered into a registration rights agreement with the initial purchaser. We agreed that we will file a shelf registration statement with the SEC covering resale of the registrable securities within 90 days after the original issue date of the notes. We agreed that we will use our reasonable efforts to cause the shelf registration statement to become effective within 180 days of the original issue date of the notes. We agreed that we will use reasonable efforts to keep the shelf registration statement effective until the earlier of:

  •
  all of the registrable securities have been sold pursuant to the shelf registration statement; or

  •
  the expiration of the holding period under Rule 144(k) under the Securities Act, or any successor provision, subject to certain permitted exceptions.

        When we use the term "registrable securities" in this section, we are referring to the notes and the common stock issuable upon conversion of the notes until the earliest of:

  •
  the effective registration under the Securities Act and resale of the securities in accordance with the registration statement;

  •
  the expiration of the holding period under Rule 144(k);

  •
  the sale to the public pursuant to Rule 144 under the Securities Act, or any similar provision then in force, but not Rule 144A; and

  •
  the date when the securities have ceased to be outstanding.

        We may suspend the use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not:

  •
  exceed 30 days in any three-month period; or

  •
  an aggregate of 90 days for all periods in any 12-month period.

        However, we will be permitted to suspend the use of the prospectus not to exceed 60 days in any 3-month period under certain circumstances, relating to possible acquisitions, financings or similar transactions or material events.

        We will pay predetermined liquidated damages:

  •
  on the notes at an annual rate equal to 0.5% of the principal amount of the notes; and

  •
  on the common stock at an annual rate equal to 0.5% of the conversion price if the shelf registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above.

        A holder who elects to sell registrable securities pursuant to the shelf registration statement will be required to:

  •
  be named as a selling securityholder in the related prospectus;

  •
  deliver a prospectus to purchasers; and

  •
  be subject to the provisions of the registration rights agreement, including indemnification provisions.

        Under the registration rights agreement we will:

  •
  pay all expenses of the shelf registration statement;

  •
  provide each registered holder copies of the prospectus;

  •
  notify holders when the shelf registration statement has become effective; and

  •
  take other actions as are required to permit unrestricted resales of the registrable securities.

        The plan of distribution of the shelf registration statement will permit resales of registrable securities by selling securityholders through brokers and dealers.

        We will give notice to all holders of the filing and effectiveness of the shelf registration statement by issuing of a press release to Business Wire. We have sent a form of notice and questionnaire to be completed and delivered by a holder interested in selling their registrable securities pursuant to the shelf registration statement. In order to sell your registrable securities, you must complete and deliver the questionnaire to us at least three business days prior to your intended distribution. You should complete and deliver your questionnaire at least 10 business days prior to the effectiveness of the shelf registration statement so that you may be named as selling securityholders in the prospectus at the time of effectiveness. Upon receipt of a completed questionnaire, together with any other information we may reasonably request following the effectiveness, we will, within five business days, file any amendments to the shelf registration statement or supplements to the related prospectus or other filings as are necessary to permit you to deliver your prospectus to purchasers of registrable securities, subject to our right to suspend the use of the prospectus. We will pay liquidated damages to the holder if we fail to make the filing in the time required or, if such filing is a post-effective amendment to the shelf registration statement or an additional shelf registration statement required to be declared effective under the Securities Act, if such amendment or registration statement is not declared effective within 45 days of the filing. If you do not complete and deliver a questionnaire or provide the other information we may request, you will not be named as a selling securityholder in the prospectus and will not be permitted to sell your registrable securities pursuant to the shelf registration statement.

        The summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement. You can request a copy of the registration rights agreement from us or the initial purchaser.

Rule 144A Information Requirement

        We will furnish to the holders or beneficial holders of the notes or the underlying common stock and prospective purchasers, upon their request, the information required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of Lattice.

Governing Law

        The indenture, the notes and the registration rights agreement are governed by and construed in accordance with the laws of the State of New York, United States of America.

Information Concerning the Trustee

        We have appointed U.S. Bank National Association, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

        The indenture contains certain limitations on the rights of the trustee, as long as it or any of its affiliates remains our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 300,000,000 shares of common stock, $0.01 par value and 10,000,000 shares of preferred stock, $0.01 par value. As of August 11, 2003, there were 112,747,336 shares of common stock and no shares of preferred stock outstanding.

Common Stock

        The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared from time to time by our board of directors out of funds legally available for distribution and in the event of liquidation, dissolution, or winding up of us, the holders of common stock are entitled to share in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights and is not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to the common stock. The common stock currently outstanding is validly issued, fully paid and nonassessable.

Certain Charter Provisions

        Our restated certificate of incorporation, as amended, contains certain procedural provisions that could have the effect of delaying, deferring or preventing a change in control of us. These include:

  •
  a provision classifying the board of directors into three classes; and

  •
  a provision requiring that the affirmative vote of two-thirds of the outstanding voting shares of capital stock of us is required to approve certain business combinations.

Preferred Stock

        Our board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences and privileges, including dividend rights, conversion rights, liquidation rights, voting rights, and the number of shares constituting any series or the designation of such series of preferred stock, without any further vote or action by the stockholders. As of August 11, 2003, there were no outstanding shares of preferred stock or options to purchase preferred stock. Although it has no present intention to do so, our board of directors may, without stockholder approval, issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of us.

        Our board of directors has authorized a series of preferred stock, $0.01 par value, designated as Series A Participating Preferred Stock. A holder of the Series A Participating Preferred Stock will be entitled to receive a quarterly dividend payment of 1,000 times the dividend declared per share of common stock. In the event of liquidation, each share of Series A Participating Preferred Stock will be entitled to an aggregate payment of the greater of $1,000 per share or 1,000 times the aggregate payment made per share of common stock. In addition, each share of Series A Participating Preferred Stock will have 1,000 votes and will vote together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each share of Series A Participating Preferred Stock will be entitled to receive 1,000 times the aggregate amount of consideration received per share of our common stock. These rights are protected by customary antidilution provisions.

Delaware Takeover Statute

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any "business combination" with an "interested stockholder" for three years following the date that such stockholder became an interested stockholder, unless:

  •
  prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

        Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior did own) 15% or more of the corporation's outstanding voting stock.

Transfer Agent and Registrar

        The Transfer Agent and Registrar for the common stock is Mellon Investor Services LLC. Its address is Shareholder Relations, P.O. Box 3315, South Hackensack, NJ 07606 and its telephone number is (800) 522-6645.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of certain U.S. federal income tax considerations relevant to holders of the notes and common stock into which the notes may be converted. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change (possibly, with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding notes or common stock. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code or a holder whose "functional currency" is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations, and persons holding notes or common stock as part of a hedging or conversion transaction or straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code) may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law, or U.S. federal estate and gift tax law as applicable to the holders of the notes and common stock into which the notes may be converted. In addition, this discussion is limited to purchasers of notes who will hold the notes and common stock as "capital assets" within the meaning of Section 1221 of the Code (generally, for investment). This summary also assumes that the IRS will respect the classification of the notes as indebtedness for federal income tax purposes.

        All prospective purchasers of the notes are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes and the common stock in their particular situations.

U.S. Holders

        As used herein, the term "U.S. Holder" means a beneficial holder of a note or common stock that for United States federal income tax purposes is (i) a citizen or resident (as defined in Section 7701(b) of the Code) of the United States (unless such person is not treated as a resident of the U.S. under an applicable income tax treaty), (ii) a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source and (iv) in general, a trust subject to the primary supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code. A "Non-U.S. Holder" is any holder of a note or common stock other than a U.S. Holder or a foreign or domestic partnership.

        If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. tax purposes) is a beneficial owner of the notes or common stock into which the notes may be converted, the U.S. tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. As a general matter, income earned through a foreign or domestic partnership is attributed to its owners. A holder of the notes or common stock into which the notes may be converted that is a partnership, and partners in such partnership, should consult their individual tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes and the common stock into which the notes may be converted.

  Interest

        The notes will not bear interest. Because the notes were issued to their initial holders at a discount from their stated redemption price at maturity, they have original issue discount ("OID") for United States federal income tax purposes. Subject to the exceptions described below under "Acquisition Premium and Amortizable Bond Premium," a U.S. Holder will be required to include OID equal to the difference between the adjusted issue price and the stated redemption price at maturity of each note in gross income periodically over the term of the notes before receipt of the cash or other payment attributable to such income.

        The OID that a U.S. Holder must include in gross income as it accrues is the sum of the daily portions of OID with respect to the note for each day during the taxable year or portion of a taxable year on which such U.S. Holder holds the note. The daily portion is determined by allocating to each day of an accrual period a pro rata portion of an amount equal to the adjusted issue price of the note at the beginning of the accrual period multiplied by the yield to maturity of the note. The accrual period of a note may be of any length a U.S. Holder chooses and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period.

        The issue price of a note for OID purposes is the first price at which a substantial amount of notes are sold to investors (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers), which price was 97.5% of the principal amount of the note. The adjusted issue price of the note at the start of any accrual period is the issue price of the note increased by the accrued original issue discount for each prior accrual period.

        Under these rules, a U.S. Holder will be required to include in gross income increasingly greater amounts of OID in each successive accrual period. Any amount included in income as OID will increase the U.S. Holder's basis in the note.

        In addition, if we do not comply with our obligations under the registration rights agreement, such non-compliance may result in the payment of predetermined additional amounts referred to as liquidated damages in the manner described under the caption "Description of Notes." If the amount or timing of any liquidated damages on a note is contingent, the note could be subject to special rules that apply to debt instruments that provide for contingent payments ("contingent debt instruments"). These rules generally require a holder to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or retirement of a note before the resolution of the contingencies. We believe that the possibility of liquidated damages is remote and, accordingly, the notes should not be treated as contingent debt instruments because of this potential liquidated damages. Therefore, for purposes of filing tax or information returns with the IRS, we will not treat the notes as contingent debt instruments. Our position in this regard is binding on each U.S. Holder (but not on the IRS) unless such U.S. Holder discloses a contrary position on a statement attached to its timely filed U.S. federal income tax return for the taxable year in which the note is acquired. If the notes were treated as contingent debt instruments, the consequences described above would apply. In the event that we pay liquidated damages, the holders would be required to recognize liquidated damages income, which would be taxable as ordinary income.

  Market Discount

        In addition to the OID that will accrue on the notes as described above, if a U.S. Holder acquires a note other than in connection with its original issue at a price that is less than its adjusted issue price, the amount of such difference is treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than 1/4 of one percent of the stated redemption price at maturity multiplied by the number of complete years to maturity from the date of acquisition. Under the market discount rules, a U.S. Holder is required to treat any gain on the sale, exchange, retirement or other disposition of a note as ordinary income to the extent of the accrued market discount that has not previously been included in income. If a U.S. Holder disposes of a note which has accrued market discount in a nonrecognition transaction in which the U.S. Holder receives property the basis of which is determined in whole or in part by reference to the basis of the note, the accrued market discount is generally not includible in income at the time of such transaction. Instead, the accrued market discount attaches to the property received in the nonrecognition transaction and is recognized as ordinary income upon the disposition of such property. Such nonrecognition transaction should include the conversion of a note for our shares of common stock. In general, the amount of market discount that has accrued is determined on a ratable basis, by allocating an equal amount of market discount to each day of every accrual period. A U.S. Holder may, however, elect to determine the amount of accrued market discount allocable to any accrual period under the constant yield method. Any such election applies to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies, and is irrevocable without the consent of the IRS. If such an election is made, the U.S Holder's tax basis in the notes will be increased by the amount of market discount included in income. Unless a U.S. Holder elects to include market discount in income as it accrues, such U.S. Holder may not be allowed to deduct on a current basis a portion of the interest expense on any indebtedness incurred or continued to purchase or carry notes with market discount.

  Acquisition Premium and Amortizable Bond Premium

        If a U.S Holder purchases a note at a price that exceeds the adjusted issue price of the note, the amount of the difference is referred to as "acquisition premium" for U.S federal income tax purposes. This acquisition premium will reduce proportionately the amount of OID that the U.S. Holder is required to include in income. Specifically, each accrual of OID is multiplied by a constant fraction, the numerator of which is the excess of the purchase price of the note over its adjusted issue price, and the denominator of which is the OID remaining to be accrued.

        If a U.S Holder purchases a note at a price that exceeds not only the adjusted issue price but the stated redemption price at maturity of the note, the amount of the difference, except to the extent that the difference is attributable to the conversion feature of the note, is referred to as "bond premium" for U.S federal income tax purposes. A U.S holder of a note with bond premium will not be required to include OID in income, and may elect to amortize the bond premium against any interest payable on the note. In addition, any bond premium in excess of the interest payable on the note may be deductible over the term of the note (but only to the extent of prior net income inclusions with respect to the note). Any excess not allowed as a deduction carries forward to offset future income inclusions with respect to the note. We do not expect to pay any interest on the notes, so no election to amortize bond premium may be necessary. If a U.S. Holder elects to amortize bond premium, the amount of bond premium allocable to each period will be based on a constant yield to maturity over the period the note is held. The amortized bond premium would reduce the U.S. Holder's tax basis in the note. Any such election applies to all fully taxable bonds held by the U.S. Holder at the beginning of the first taxable year to which the election applies, and all fully taxable bonds acquired thereafter, and is irrevocable without the consent of the IRS. If the election is not made, a U.S. Holder must include the full amount of each interest payment in income as it accrues or is paid, and premium will not be taken into account until principal payments are received on the note or the note is sold or otherwise disposed of.

  Conversion of Notes Into Common Stock

        A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into common stock except with respect to cash received in lieu of a fractional share of common stock. To the extent we elect to deliver cash instead of shares of common stock, the tax consequences of the exchange will be as described below under "Certain United States Federal Income Tax Considerations—U.S. Holders—Sale, Exchange, Redemption or Retirement of Notes." Cash received in lieu of a fractional share of common stock should generally be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional share generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share. The adjusted basis of shares of common stock received on conversion will equal the adjusted basis of the note converted (reduced by the portion of adjusted basis allocated to any fractional share of common stock exchanged for cash). The holding period of such common stock received on conversion will generally include the period during which the converted notes were held prior to conversion.

        The conversion price of the notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the notes as having received a constructive distribution, resulting in a taxable dividend (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits, if, and to the extent that certain adjustments in the conversion price, which may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of common stock), increase the proportionate interest of a holder of notes in the fully diluted common stock, whether or not such holder ever exercises its conversion privilege. Therefore, U.S. Holders may recognize income in the event of a deemed distribution even though they may not receive any cash or property. Moreover, if there is not a full adjustment to the conversion price of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a distribution to such holders, taxable as a dividend (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive dividend distribution.

  Sale, Exchange, Redemption or Retirement of the Notes

        Each U.S. Holder generally, will recognize gain or loss upon the sale, exchange (other than by exercise of the conversion privilege to the extent we elect to deliver shares of common stock rather than cash), redemption, retirement or other disposition of notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received and (ii) such holder's adjusted tax basis in the notes. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to such holder (increased by any OID or market discount, if any, previously included in income). Any such gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a note should be capital gain or loss and will generally be long-term capital gain or loss if the note has been held for more than one year at the time of the sale or exchange. Generally, long term capital gain for individuals is eligible for a reduced rate of taxation. Capital gain that is not long term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to certain limitations.

        If upon a fundamental change, a U.S. Holder requires us to repurchase some or all of such holder's notes and we elect to pay the repurchase price with shares of our common stock, and if the notes are "securities" for U.S. federal income tax purposes, the holder would generally not recognize any gain or loss on the exchange. If the U.S. Holder receives cash in lieu of a fractional share of common stock, however, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for cash. The U.S. Holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. The U.S. Holder's aggregate basis in the common stock received in exchange for the notes (including any fractional share for which cash is paid) would equal his adjusted basis in the note. The U.S. Holder's holding period for the common stock so received would include the period during which the holder held the note. If the notes are not "securities" for U.S. federal income tax purposes, then the exchange would be subject to the general rules for exchanges described in the preceding paragraph.

  The Common Stock

        Distributions (including constructive distributions), if any, made with respect to common stock that a U.S. Holder receives upon conversion of a note generally will constitute taxable dividends, to the extent that the distributions are made from our current and/or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any distribution in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of capital, which will reduce the U.S. Holder's adjusted tax basis of the common stock (but not below zero). To the extent such a distribution exceeds the U.S. Holder's adjusted tax basis in the common stock, the distribution will be taxable as capital gain. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction. For taxable years beginning after December 31, 2002 and before January 1, 2009, subject to certain exceptions, dividends received by non-corporate shareholders (including individuals) from domestic corporations generally are taxed at the same preferential rates that apply to long-term capital gain.

        Gain or loss realized on the sale or exchange of common stock will equal the difference between the amount realized on such sale or exchange and the U.S. Holder's adjusted tax basis in such common stock. Such gain or loss will generally be long-term capital gain or loss if the holder has held or is deemed to have held the common stock for more than one year. Generally, long-term capital gain for individuals is eligible for a reduced rate of taxation. Capital gain that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

        The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).

        For purposes of withholding tax on interest and dividends discussed below, a Non-U.S. Holder includes a nonresident fiduciary of an estate or trust. For purposes of the following discussion, interest and dividends and gain on the sale, exchange or other disposition of a note or common stock will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business and (ii) in the case of a Non-U.S. Holder eligible for the benefits of an applicable U.S. bilateral income tax treaty, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

  Original Issue Discount

        In general and subject to the discussion below under "—Backup Withholding and Information Reporting," a Non-U.S. Holder will not be subject to United States federal withholding tax with respect to payments attributable to accrued OID on the notes if: (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our shares, is not a controlled foreign corporation that is related to us, and certifies under penalties of perjury, its non-resident status by providing an Internal Revenue Service Form W-8BEN or any successor form to us or our agent (provided that if such Non-U.S. Holder holds the note through a financial institution or other agent acting on behalf of the Non-U.S. Holder, such Non-U.S. holder will be required to provide appropriate documentation to the agent and the agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries) or (ii) the payment attributable to accrued OID is eligible for a reduced or zero percent withholding tax rate pursuant to an applicable income tax treaty, and such Non-U.S. Holder timely furnishes to us or our agent a properly completed Internal Revenue Service Form W-8BEN or W-8IMY, as applicable, or any successor form, duly executed under penalties of perjury, certifying that such Non-U.S. Holder is entitled to the reduced or zero percent withholding tax rate under the income tax treaty.

  Dividends

        In general, dividends paid to a Non-U.S. Holder of common stock will be subject to withholding of U.S. federal income tax at a 30% rate unless such rate is reduced by an applicable income tax treaty. Dividends that are U.S. trade or business income are generally subject to U.S. federal income tax in the same manner as if the Non-U.S. Holder were a U.S. Holder, and are not generally subject to the 30% withholding tax or treaty-reduced rate if the Non-U.S. Holder files a properly executed IRS Form W-8ECI (or appropriate substitute form), as applicable with the payor. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under an income tax treaty. A Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate must provide a properly executed IRS Form W-8BEN (or appropriate substitute form), as applicable. In addition, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided for payments made through qualified intermediaries. A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

  Conversion

        A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of notes into common stock. However, cash received to the extent we elect to deliver cash instead of shares of common stock or cash received in lieu of a fractional share will be subject to U.S. federal income tax in the manner described below under "Certain United States Federal Income Tax Considerations—Non-U.S. Holders—Sale, Exchange or Redemption of Notes or Common Stock."

  Sale, Exchange, Redemption or Retirement of Notes or Common Stock

        Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange, redemption or retirement of a note or common stock generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the note or common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States), or (iv) we are a United States real property holding corporation within the meaning of Section 897 of the Code. We do not believe that we are currently a "United States real property holding corporation" within the meaning of Section 897 of the Code, or that we will become one in the future.

Backup Withholding and Information Reporting

        The Code and the Treasury Regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest (including payments attributable to accrued OID), dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The backup withholding tax rate is currently 28%. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

        Payments of interest (including payments attributable to accrued OID), dividends to individual U.S. Holders of notes or common stock will generally be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number and complies with certain certification procedures.

        The information reporting and backup withholding rules do not apply to payments that are subject to the 30 percent withholding tax on payments to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exception. Therefore, payments to Non-U.S. Holders will generally not be subject to information reporting or backup withholding. To avoid backup withholding, a Non-U.S. Holder will have to certify its nonresident status. Some of the common means of doing so are described under "Non-U.S. Holders—Dividends."

        Payments made to U.S. Holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

        Payments made to Non-U.S. Holders by a broker upon a sale of notes or common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status.

        Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

        The preceding discussion of certain United States federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax adviser as to particular tax consequences to it of purchasing, holding and disposing of the notes and the common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

SELLING SECURITYHOLDERS

        We originally issued the notes in a private placement in June 2003. The notes were subsequently resold to purchasers, including the selling securityholders listed below, in transactions exempt from registration. As of August 25, 2003, $184 million aggregate principal amount of the notes remained outstanding. Selling securityholders may offer and sell the notes and the underlying common stock pursuant to this prospectus.

        The following table contains information as of August 25, 2003 with respect to the selling securityholders and the principal amount of notes and the underlying common stock beneficially owned by each selling securityholder that may be offered using this prospectus.

Name	Principal Amount at Maturity of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding(2)
A/G DKR SoundShore Opportunity Holding Fund Ltd.	2,000,000	1.1%	165,821	*
Arbitex Master Fund L.P.†	5,000,000	2.7%	414,552	*
Argent Classic Convertible Arbitrage Fund L.P.	700,000	*	58,037	*
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	1,300,000	*	107,783	*
Arpeggio Fund	9,800,000	5.3%	812,522	*
BBT Fund, L.P.	6,400,000	3.5%	530,627	*
Bear, Stearns & Co. Inc.(3)	1,000,000	*	82,910	*
CALAMOS® Convertible Growth and Income Fund—CALAMOS® Investment Trust	10,000,000	5.4%	829,105	*
CGNU Life Fund	900,000	*	74,619	*
Citigroup Global Markets Limited	10,000,000	5.4%	829,105	*
Commercial Union Life Fund	1,100,000	*	91,201	*
Concentrated Alpha Partners, L.P.	1,600,000	*	132,657	*
CSV Limited	1,600,000	*	132,656	*
DBAG London†	20,000,000	10.8%	1,658,210	1.5%
Deutsche Bank Securities Inc.(3)	1,000,000	*	82,910	*
Guggenheim Portfolio Co. XV, LLC	500,000	*	41,455	*
IMF Convertible Fund	900,000	*	74,619	*
Investcorp-SAM Fund Ltd.	3,500,000	1.9%	290,186	*
J.P. Morgan Securities Inc.(3)	6,000,000	3.3%	497,463	*
KBC Financial Products USA Inc.(3)	250,000	*	20,727	*
Norwich Union Life & Pensions	1,600,000	*	132,656	*
Pacific Life Insurance Company	500,000	*	41,455	*
Polygon Global Opportunities Master Fund	1,000,000	*	82,910	*
Ramius Capital Group†	500,000	*	41,455	*
Ramius Master Fund, LTD†	3,700,000	2.0%	306,768	*
Ramius Partners II, LP†	100,000	*	8,291	*
RCG Latitude Master Fund, LTD†	3,700,000	2.0%	306,768	*
RCG Multi Strategy Master Fund, LTD†	750,000	*	62,182	*
Rhapsody Fund, LP	13,200,000	7.2%	1,094,418	*
Silverback Master, LTD	18,000,000	9.8%	1,492,389	1.3%
TCW Group, Inc.	6,000,000	3.3%	497,463	*
The Northwestern Mutual Life Insurance Company—General Account†	4,250,000	2.3%	352,369	*
The Northwestern Mutual Life Insurance Company—Group Annuity Separate Account†	250,000	*	20,727	*
TQA Master Fund, LTD.	900,000	*	74,619	*
TQA Master Plus Fund, LTD.	100,000	*	8,291	*
UBS O'Connor LLC F/B/O O'Connor Global Convertible Arbitrage Master LTD.	2,000,000	1.1%	165,821

Wachovia Securities LLC(3)	16,000,000	8.7%	1,326,568	1.2%
White River Securities L.L.C.(3)	1,000,000	*	82,910	*
Wilmington Trust Co. as Owner Trustee for the Forestal Funding Master Trust	19,000,000	10.3%	1,575,299	1.4%
Xavex Convertible Arbitrage 5 Fund	750,000	*	62,182	*
Any other holder of Notes or future transferee, pledgee, donee or successor of any holder(4)(5)

*
Less than 1%.

†
Affiliate of a broker-dealer.

(1)
Assumes conversion of all of the holder's notes at a conversion rate of approximately 82.9105 shares of our common stock for each $1,000 principal amount of notes. However, this conversion rate will be subject to adjustment as described under "Description of Notes—Conversion of the Notes." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)
Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 112,747,336 shares of common stock outstanding as of August 11, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(3)
Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., KBC Financial Products USA, Inc., Wachovia Securities LLC and White River Securities L.L.C. are registered broker-dealers and, accordingly, underwriters. To our knowledge, none of the remaining selling securityholders are registered broker-dealers. Please see the discussion under "Plan of Distribution" for the required disclosure regarding the foregoing broker-dealers.

(4)
Information about other selling security holders will be set forth in prospectus supplements, if required.

(5)
Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

        We prepared this table based on the information supplied to us by the selling securityholders named in the table.

        The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the above table is presented. Information about the selling securityholders may change from over time. Any changed information will be set forth in prospectus supplements.

        Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution."

PLAN OF DISTRIBUTION

        We will not receive any of the proceeds of the sale of the notes or the common stock issued upon conversion of the notes offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

  •
  directly by the selling securityholders;

  •
  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the common stock.

        The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be "underwriters." As a result, any profits on the sale of the notes and the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to be deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        If the notes and the underlying common stock is sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

        Any selling securityholder which is a "broker-dealer" will be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. To our knowledge, Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., KBC Financial Products USA, Inc., Wachovia Securities LLC and White River Securities L.L.C. are the only selling securityholders who are registered broker-dealers and, as such, they are underwriters of the notes within the meaning of the Securities Act. Other than the performance of investment banking, commercial banking, advisory and other commercial services for us in the ordinary course of business, we do not have a material relationship with any of these broker-dealers and none of these broker-dealers has the right to designate or nominate a member or members of our board of directors. These securityholders purchased their notes in the open market, not directly from us, and we are not aware of any underwriting plan or agreement, underwriters' or dealers' compensation, or passive market making or stabilizing transactions involving the purchase or distribution of these securities by these securityholders. To our knowledge, none of the selling securityholders who are affiliates of broker-dealers purchased the notes outside of the ordinary course of business or, at the time of the purchase of the notes, had any agreement or understanding, directly or indirectly, with any person to distribute the securities.

        The notes and the underlying common stock may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange in the case of the common stock;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

  •
  through the writing of options.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with sales of the notes and the underlying common stock, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that in turn may sell the notes and the underlying common stock.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. Selling securityholders may not sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

        Our common stock is traded on the Nasdaq National Market under the symbol "LSCC." We do not intend to apply for listing of the notes on any securities exchange or for quotation through the Nasdaq National Market. Accordingly, we cannot assure that the notes will be liquid or that any trading market for the notes will develop.

        There can be no assurance that any selling securityholder will sell any or all of the notes and the underlying common stock pursuant to this prospectus. In addition, any notes and the underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

        Pursuant to the registration rights agreement filed as an exhibit to this registration statement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

        We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

        The consolidated financial statements of Lattice Semiconductor Corporation incorporated in this prospectus by reference to the Annual Report on Form 10-K of Lattice Semiconductor Corporation for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports and other information with the SEC. Such reports and other information can be inspected and copied at the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-0330. Such material may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the expenses, other than any underwriting discount and commissions, in connection with the issuance and distribution of the securities being registered, inclusive of expenses associated with the prior private placement of the notes. All amounts indicated are estimates (other than the registration fee):

Registration fee	$12,579
Accounting fees and expenses	70,000
Trustees fees and expenses	12,000
Printing	100,000
Legal fees and expenses of the registrant	250,000
Miscellaneous	55,421

Total	$500,000

Item 15. Indemnification of Directors and Officers

        Our Restated Certificate of Incorporation, as amended (the "Certificate"), limits, to the maximum extent permitted by the General Corporation Law of the State of Delaware ("Delaware Law"), as the same exists or may hereafter be amended, the personal liability of directors for monetary damages for their conduct as a director. Lattice's Bylaws provide that Lattice shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law against expenses, including attorneys fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising out of their status as our agent. Our Bylaws also allow us to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents against any liability arising out of the person's status as such, whether or not we would have the power to indemnify the person under Delaware Law.

        Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

        Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Certificate have no effect on the availability of equitable remedies such as injunction or rescission, based upon a director's breach of the duty of care. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions and agreements, we have been informed that in the opinion of the staff of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

        The following exhibits are filed herewith:

Exhibit Number	Exhibit Title
4.1	Indenture, dated as of June 20, 2003, between the Registrant and U.S. Bank National Association.*
4.2	Form of Note (included in Exhibit 4.1).*
4.3	Registration Rights Agreement, dated June 20, 2003, between the Registrant and the initial purchaser named therein.*
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
12.1	Computation of Ratio of Earnings to Fixed Charges.*
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney of certain directors and officers of Lattice Semiconductor Corporation.*
25.1	Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.*

(*)
Filed previously.

Item 17. Undertakings

        1.     The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

          (2)   That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        2.     The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3.     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        4.     The undersigned registrant hereby undertakes that:

          (a)   For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (b)   For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on August 26, 2003.

LATTICE SEMICONDUCTOR CORPORATION
By:	/s/ Stephen A. Skaggs Stephen A. Skaggs Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
* Cyrus Y. Tsui	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board	August 26, 2003
* Steven A. Laub	President and Director	August 26, 2003
/s/ Stephen A. Skaggs Stephen A. Skaggs	Senior Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Secretary	August 26, 2003
* Mark O. Hatfield	Director	August 26, 2003
* Daniel S. Hauer	Director	August 26, 2003
* Soo Boon Koh	Director	August 26, 2003
* Harry A. Merlo	Director	August 26, 2003
* Larry W. Sonsini	Director	August 26, 2003
*By:	/s/ Stephen A. Skaggs Stephen A. Skaggs Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Title
4.1	Indenture, dated as of June 20, 2003, between the Registrant and U.S. Bank National Association.*
4.2	Form of Note (included in Exhibit 4.1).*
4.3	Registration Rights Agreement, dated June 20, 2003, between the Registrant and the initial purchaser named therein.*
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
12.1	Computation of Ratio of Earnings to Fixed Charges.*
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney of certain directors and officers of Lattice Semiconductor Corporation.*
25.1	Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.*

(*)
Filed previously.

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TABLE OF CONTENTS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SUMMARY
THE OFFERING
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DESCRIPTION OF THE NOTES
DESCRIPTION OF CAPITAL STOCK
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX